To Whom It May Concern:

We hereby consent to the use in the Registration Statement of AppYea, Inc. on Amendment No. 1 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated August 28, 2013, on the balance sheets of AppYea, Inc. as of June 30, 2013 and the related statements of operations, changes in shareholders’ equity and cash flows for the period from November 26, 2012 (Inception) to June 30, 2013.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Denver, Colorado
October 18, 2013	Cutler & Co. LLC